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                                 EXHIBIT 99.1
                        KEANE ACQUISITION PRESS RELEASE

                                            CONTACT:  Carol DeMatteo
                                                      Public Relations
                                                      (617) 241-9200 x1293


             KEANE ANNOUNCES ACQUISITION OF UK-BASED ICOM SOLUTIONS

         IT SERVICES FIRM PROVIDES KEANE WITH ENTREE TO EUROPEAN MARKET

     BOSTON, Aug. 4, 1998 -- Leading IT consulting firm Keane, Inc. (AMEX:KEA) today announced it has acquired Icom Systems Limited, parent company of Icom Solutions Ltd, a privately-held, $50 million provider of information technology
(IT) business solutions, based in Birmingham, England. The acquisition, which is expected to be immediately accretive to Keane's earnings, provides Keane with its first presence in the European marketplace. The acquisition will be accounted for as a pooling of interests and is valued at approximately $50 million.

     Icom Solutions offers services in business consultancy, workflow, imaging and application management, primarily for the financial services sector in the UK. These services are complementary with Keane's, which help clients plan, build and manage application software to achieve business advantage. Icom Solutions' clients include The Halifax, Avon Insurance, Royal London Insurance, Guardian Insurance and British Airways.

     In the year ended December 31, 1997, Icom Solutions increased revenue by 30 percent to approximately $31 million. At the half year ended June 30, 1998, revenue increased to approximately $26 million, representing a 101 percent increase in revenue on half year ended June 30, 1997.

    "Icom Solutions is a strategically important investment for Keane in that it supports Keane's goal of becoming a global organization," said John Keane, Jr., office of the president for Keane. "Moreover, Icom Solutions is an excellent fit with our company. It has developed strong relationships with a base of large, distinguished clients, and its culture emphasizes quality and project management disciplines."

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             Keane Announces Acquisition of UK-Based Icom Solutions/2

     The management of both companies see opportunities to share their relative strengths, such as Keane's capabilities in consulting and application outsourcing, and Icom Solution expertise in workflow and imaging solutions. Overall, we are very excited about working together to become the leading IT services firm in the UK, Keane said.

     Irene Brown, managing director of Icom Solutions, will continue in her role with the support of the existing management team in their current positions.

    "With the support of and access to Keane's expertise and experience, Icom Solutions is now well placed to expand service offerings, sector coverage and geographical presence, while retaining the essence of our service -- the delivery of business benefit through information technology," Brown said. "This is achieved by understanding client business issues, sharing responsibility for achievements of their goals, and responding quickly to their changing business needs."

     Keane issued or reserved for issuance approximately 894,500 shares of its Common Stock in exchange for all of the outstanding shares and options to acquire shares of Icom Systems. The actual number of shares issued and reserved for issuance by Keane was determined based on an average price of Keane's Common Stock prior to closing and the prevailing dollar/sterling exchange rate.

     The acquisition of Icom Solutions is the latest in a series of Keane's investments designed to expand geographic coverage and further enhance its service capabilities that help clients plan, build and manage application software to achieve business advantage. This year, Keane announced the completed acquisitions of Pittsburgh-based Omega Systems, Salt Lake City-based GSE Erudite Software, and Bricker & Associates, a productivity improvement consulting firm based in Chicago.


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            Keane Announces Acquisition of UK-Based Icom Solutions/3

ABOUT ICOM SOLUTIONS

     Icom Solutions is a leading IT services provider to the UK's financial services sector. Services include business consultancy, workflow, imaging, and application management. The company's success stems from its comprehensive understanding of the issues affecting financial services organizations, its business consultancy-led approach, and strong technical expertise. The company employs 330 people and together with associates deploys 430 IT professionals.

ABOUT KEANE, INC.

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $900 million firm that helps companies plan, build and manage application software to achieve business advantage. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's services include consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These services are delivered through a North American network of more than 40 branch offices. Information about Keane, which was recently named the Wall Street Journal's Best 10-Year Stock Performer, is available via the Internet's World Wide Web at http://www.keane.com.
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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the future benefits Keane expects to derive as a result of the Icom Solutions acquisition. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include without limitation, Keane's success in integrating Icom into its own operations and the various factors set forth under the caption, "Certain Factors That May Affect Future Results" in Keane's annual report on Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference.


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